Exhibit 99.1

Contacts:	Phil D. Kramer	Roy I. Lamoreaux
	Executive Vice President and CFO	Manager, Investor Relations
	713/646-4560 — 800/564-3036	713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P.
To Hold Analyst Meeting;
Increases Second Quarter Guidance
(Houston — Tuesday, May 29, 2007) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that management will be making a presentation at PAA’s 2007 analyst meeting, beginning at 12:30 p.m. Central Time tomorrow, May 30, 2007. During the meeting, PAA management will provide attendees with a detailed overview of PAA, its business, certain of its capital projects and its prospects for future growth. A copy of materials to be included in the presentation will be available on the Partnership’s website at www.paalp.com beginning tomorrow at 11:00 a.m. Central Time and the Partnership will post an audio recording of the meeting on its website on May 31, 2007. In order to access the presentation materials, click on the Investor Relations heading at the top of the Partnership’s home page, followed by the Partnership Presentations heading on the top of the Investor Relations home page.
The Partnership also stated that it currently expects its adjusted earnings before interest expense, income taxes and depreciation and amortization (“Adjusted EBITDA”) for the second quarter will be meaningfully stronger than the midpoint of the guidance range contained in the Partnership’s Form 8-K furnished on May 2, 2007. The Partnership anticipates Adjusted EBITDA for the second quarter will be approximately 10% to 20% above the midpoint of the previously furnished $165 million to $180 million guidance range. The Partnership will update guidance with respect to the full year of 2007 when it holds its second-quarter earnings conference call in early August.
Non-GAAP Financial Measures
EBITDA is a non-GAAP financial measure. Net income and cash flows from operations are the most directly comparable GAAP measures to EBITDA. Adjusted EBITDA excludes selected items impacting comparability. The Partnership’s Form 8-K furnished on May 2, 2007 presents a calculation of Adjusted EBITDA and a reconciliation of EBITDA to net income. A copy of the May 2 Form 8-K is available on the Partnership’s website (www.paalp.com) under the Investor Relations heading. In addition, the Partnership maintains on its website (www.paalp.com) a reconciliation of all non-GAAP financial information, such as EBITDA, that it reconciles to the most comparable GAAP measures. To access the information, investors should click on the “Investor Relations” link on the Partnership’s home page and then the “Non-GAAP Reconciliation” link on the Investor Relations page.

333 Clay Street, Suite 1600	Houston, Texas 77002	713-646-4100 / 800-564-3036

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership also develops and operates natural gas storage facilities. The Partnership is headquartered in Houston, Texas, and its common units are traded on the New York Stock Exchange under the symbol “PAA.”
Forward Looking Statements
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: the failure to realize the anticipated synergies and other benefits of the merger with Pacific Energy; the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; failure to implement or capitalize on planned internal growth projects; shortages or cost increases of power supplies, materials or labor; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate and other factors that could cause declines in volumes shipped on our pipelines by us and third party shippers; fluctuations in refinery capacity in areas supplied by our main lines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transmission throughput requirements; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, our counterparties; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; increased costs or lack of availability of insurance: fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our Long-Term Incentive Plans; the currency exchange rate of the Canadian dollar; weather interference with business operations or project construction; risks related to the development and operation of natural gas storage facilities; general economic, market or business conditions; and other factors and uncertainties inherent in the transportation, storage, terminalling, and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products discussed in the Partnership’s filings with the Securities and Exchange Commission.
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333 Clay Street, Suite 1600	Houston, Texas 77002	713-646-4100 / 800-564-3036